Exhibit 99.1

 Iowa Telecom Reports Results for Second Quarter Ended June 30, 2007

    NEWTON, Iowa--(BUSINESS WIRE)--Aug. 8, 2007--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the second quarter ended June 30, 2007.
Quarterly highlights for the Company include:

    --  Operating revenues were $62.7 million.

    --  Operating income was $19.2 million.

    --  Net income was $6.6 million or $0.20 per diluted share.

    --  Adjusted EBITDA (as defined herein) was $32.2 million.

    "We're very pleased with our second quarter performance, which was in line with our expectations," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "The continued success of our bundled product offerings, our DSL growth, and our expanded customer premise equipment (CPE) and data business resulted in a 9.7% increase in revenue from a year ago. While the second quarter has historically been our softest due to seasonal trends, sales of our DSL product remained solid as we added 2,700 new customers during the quarter. Our rate of access line loss for the quarter increased to 3,300 lines, but approximately 500 of the ILEC lines lost were related to internet service for a single wholesale customer that scaled back operations in our markets.

    "Adjusted EBITDA for the quarter was consistent with the year ago quarter at $32.2 million," added Wells. "Income tax expense for the quarter was $4.8 million compared to $2.8 million a year ago, but our actual cash taxes paid during the quarter were only $439,000. For the first six months of this year, our actual cash taxes paid were $442,000. Our net operating loss carry forwards and our continued goodwill amortization for tax purposes serve to minimize our cash income tax obligations, and thus our recorded tax expense has little impact on our cash flow, or more importantly, on our ability to pay dividends to our shareholders.

    "Our guidance for 2007 remains on track as we continue to expect capital expenditures for the year to be between $25.0 million and $27.0 million, and expect cash interest expense to be between $30.0 million and $32.0 million," Wells continued. "For the first six months of this year, capital expenditures were $13.2 million, and our cash interest expense was $15.8 million.

    "We are very pleased with our results for the first half of 2007. As we move into the balance of the year, our focus will be on continuing to expand our data and CPE business, growing our DSL subscriber base, and retaining access lines through innovative bundled product offerings," Wells concluded. "We will also continue to identify and evaluate acquisition opportunities that are accretive and strategically beneficial to our rural telecommunications business."

    FINANCIAL DISCUSSION FOR SECOND QUARTER 2007:

    -- Revenues and Sales were $62.7 million in the second quarter compared to $57.2 million in the second quarter of 2006. Network access services revenues increased $1.1 million, or 4.5%, for the second quarter. The increase is in part due to $980,000 of revenue from the resolution of certain non-recurring network access billing matters with a connecting carrier. Local services revenues decreased $692,000, or 3.6%, primarily due to access line erosion. Other services and sales revenues increased by $5.4 million, or 62.8%, primarily as a result of growth in our CPE and data business. Additionally, DSL Internet access service revenues increased $1.6 million, or 38.5%, due primarily to customer growth.

    -- Operating Costs and Expenses increased $7.3 million, or 20.1%, in the second quarter of 2007 as compared to the second quarter of 2006. Cost of service and sales increased $4.4 million, or 27.5%, principally due to the growth of our CPE and data business. Selling, general and administrative costs increased $2.6 million compared to the year-ago period, as the 2006 period included the benefit of a $1.3 million gain on the sale of three exchanges. Depreciation and amortization increased $341,000, or 2.9%, during the second quarter compared to 2006.

    -- Operating Income was $19.2 million in the second quarter of 2007 as compared to $20.9 million in the same period in 2006. The decrease is primarily related to the one-time $1.3 million gain on sale of exchanges that was included in the 2006 period.

    -- Interest Expense for the second quarter increased $181,000, or 2.3%, to $8.0 million compared to $7.8 million in the same period in 2006. The increase was the result of higher interest rates on our variable rate debt and a higher average balance on our revolving credit facility.

    -- Earnings Before Income Taxes for the second quarter of 2007 were $11.4 million compared to $13.3 million in the second quarter of 2006.

    -- Income Tax Expense for the second quarter was $4.8 million compared to $2.8 million in the second quarter of 2006. The 2006 quarter was lower as a result of a $2.5 million valuation allowance reversal. The Company estimates that book income tax expense will be recorded at an effective tax rate of approximately 41% in future periods. The recorded book tax expense did not impact the actual cash taxes paid during the quarter as the Company paid actual cash income taxes during the quarter of only $439,000. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $164 million.

    -- Net Income was $6.6 million for the quarter compared to net income of $10.5 million in the second quarter of 2006. The change is primarily due to the one-time benefits of the $1.3 million gain on exchange sales and the $2.5 million income tax valuation allowance reversal, both of which were recorded in the second quarter of 2006.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $32.2 million for the second quarter of 2007, as compared with $32.2 million in the same period in 2006.

    -- Total Access Lines decreased by 3,300 during the second quarter of 2007 from the first quarter in 2007, as ILEC access lines declined by 4,000 lines and CLEC lines increased by 700 lines. During the quarter approximately 500 of the access lines lost related to internet service to a single wholesale customer that scaled back operations. The total access line decrease of 3,300, or 1.3%, for the second quarter of 2007 compared to 2,900, or 1.1%, for the second quarter of 2006.

                Second Quarter 2007 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)

                            2nd Quarter 2nd Quarter       Change
                                                    ------------------
                               2007        2006       Amount   Percent
----------------------------------------------------------------------

Revenue                        $ 62,735    $ 57,172 $   5,563     9.7%
Operating Income               $ 19,184    $ 20,922 $  (1,738)   -8.3%
Interest Expense               $  7,965    $  7,784 $     181     2.3%
Earnings Before Income
 Taxes                         $ 11,352    $ 13,253 $  (1,901)  -14.3%
Income Tax Expense             $  4,778    $  2,757 $   2,021    73.3%
Net Income                     $  6,574    $ 10,496 $  (3,922)  -37.4%

Basic Earnings Per Share       $   0.21    $   0.34 $   (0.13)  -38.2%
Diluted Earnings Per Share     $   0.20    $   0.33 $   (0.13)  -39.4%

Adjusted EBITDA (1)            $ 32,235    $ 32,224 $      11       -
Capital Expenditures and
   Acquisitions                $  6,675    $  8,261 $  (1,586)  -19.2%
Dividends Paid                 $ 12,846    $ 12,704 $     142     1.1%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics    2nd Quarter 2nd Quarter
                               2007        2006      % Change
---------------------------------------------------------------
Telephone Access Lines
      ILEC Lines (1)            222,800     232,800      -4.3%
      CLEC Lines (2)             25,300      22,000      15.0%
                            ----------- -----------  ---------
Total Telephone Access
 Lines                          248,100     254,800      -2.6%

Long Distance Subscribers       147,000     145,000       1.4%
Dial-up Internet
 Subscribers                     26,700      37,400     -28.6%
DSL Subscribers                  57,900      38,600      50.0%

                            2nd Quarter 1st Quarter
                               2007        2007      % Change
                            -----------------------------------
Telephone Access Lines
      ILEC Lines (1)            222,800     226,800      -1.8%
      CLEC Lines (2)             25,300      24,600       2.8%
                            ----------- ----------- ----------
Total Telephone Access
 Lines                          248,100     251,400      -1.3%

Long Distance Subscribers       147,000     147,700      -0.5%
Dial-up Internet
 Subscribers                     26,700      29,200      -8.6%
DSL Subscribers                  57,900      55,200       4.9%

(1)Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,200 wholesale lines subscribed at June 30, 2006; 3,100 at December 31, 2006; and 3,000 at June 30, 2007.
(2)Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the second quarter 2007 results on Wednesday, August 8, 2007, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 457-2697 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on August 8, 2007 and will remain available through August 15, 2007 by dialing (719) 457-0820 and entering Confirmation Code 4435783.

    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on August 8, 2007, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                             (Unaudited)
           (dollars in thousands, except per share amounts)


                                           As of           As of
                                       June 30, 2007 December 31, 2006
                                       ------------- -----------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents              $   5,585         $  13,613
   Accounts receivable, net                  21,909            20,828
   Inventory                                  3,623             3,124
   Prepayments and other assets               3,054             2,550
                                       ------------  -----------------
      Total Current Assets                   34,171            40,115
                                       ------------  -----------------

PROPERTY, PLANT AND EQUIPMENT
   Property, plant and equipment            532,933           521,556
   Accumulated depreciation                (243,899)         (222,581)
                                       ------------- -----------------
      Net Property Plant and Equipment      289,034           298,975
                                       ------------- -----------------

GOODWILL                                    466,554           466,554
INTANGIBLE ASSETS AND OTHER, net             42,362            39,982
INVESTMENT IN AND RECEIVABLE FROM
   THE RURAL TELEPHONE FINANCE
   COOPERATIVE                               13,729            13,903
                                       ------------- -----------------
Total Assets                              $ 845,850         $ 859,529
                                       ============= =================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Revolving credit facility              $  12,000         $  31,000
   Accounts payable                          11,024             9,565
   Advanced billings and customer
    deposits                                  8,383             8,460
   Accrued and other current
    liabilities                              29,997            32,035
                                       ------------ ------------------
      Total Current Liabilities              61,404            81,060
                                       ------------ ------------------

LONG-TERM DEBT                              477,778           477,778
DEFERRED TAX LIABILITIES                     34,680            18,716
OTHER LONG-TERM LIABILITIES                   6,691            14,276
                                       ------------  ----------------
      Total long-term liabilities           519,149           510,770
                                       ------------  ----------------

 TOTAL LIABILITIES                          580,553           591,830
                                       ------------- -----------------

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value,
    100,000,000 shares authorized,
    31,416,313 and 31,379,670 shares
    issued and outstanding                      314               314
   Additional paid-in-capital               323,000           322,016
   Retained deficit                         (68,668)          (59,976)
   Accumulated other comprehensive
    income                                   10,651             5,345
                                       ------------- -----------------

      Total Stockholders' Equity            265,297           267,699
                                       ------------- -----------------

Total Liabilities and Stockholders'
 Equity                                   $ 845,850         $ 859,529
                                       ============= =================

       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                          Income Statements
                             (Unaudited)
               (in thousands, except per share amounts)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                   2007     2006     2007      2006
                                  -------  -------  --------  --------

REVENUE AND SALES
   Local services                $18,745  $19,437  $37,592$    38,492
   Network access services        24,736   23,671    54,017    48,419
   Toll services                   5,285    5,483    10,675    11,002
   Other services and sales       13,969    8,581    26,947    16,698
                                  -------  -------  --------  --------
      Total revenues and sales    62,735   57,172   129,231   114,611

OPERATING COSTS AND EXPENSES
   Cost of services and sales
    (exclusive of items shown
    separately below)             20,200   15,849    38,576    31,397
   Selling, general and
    administrative                11,121    8,512    21,602    19,033
   Depreciation and
    amortization                  12,230   11,889    24,258    23,568
                                  -------  -------  --------  --------
      Total operating costs and
       expenses                   43,551   36,250    84,436    73,998

OPERATING INCOME                  19,184   20,922    44,795    40,613

OTHER INCOME (EXPENSE)
   Interest and dividend income      182      167       553       368
   Interest expense               (7,965)  (7,784)  (15,977)  (15,608)
   Other, net                        (49)     (52)     (273)     (102)
                                  -------  -------  --------  --------
      Total other expense, net    (7,832)  (7,669)  (15,697)  (15,342)

EARNINGS BEFORE INCOME TAXES      11,352   13,253    29,098    25,271

INCOME TAX EXPENSE                 4,778    2,757    12,051     2,757
                                --------  -------  --------  ---------

NET INCOME                       $ 6,574  $10,496  $ 17,047  $ 22,514
                                ========  =======  ========  =========


COMPUTATION OF EARNINGS
   PER SHARE
      Basic - Earnings Per
       Share                     $  0.21  $  0.34  $   0.54  $   0.72
      Basic - Weighted average
       number of shares
       outstanding                31,406   31,168    31,393    31,127

      Diluted - Earnings Per
       Share                     $  0.20  $  0.33  $   0.53  $   0.70
      Diluted - Weighted
       average number of shares
       outstanding                32,072   32,063    32,043    32,007

       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                             (Unaudited)
                            (in thousands)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                                -------   -------   -------   -------

CASH FLOWS FROM OPERATING
   ACTIVITIES
Net income                     $  6,574  $ 10,496  $ 17,047  $ 22,514
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation                   11,772    11,325    23,267    22,425
  Amortization of intangible
   assets                           458       564       991     1,143
  Amortization of debt
   issuance costs                   148       148       296       296
  Gain from sale of exchanges         -    (1,318)        -    (1,292)
  Deferred income taxes           4,379     2,585    11,274     2,413
  Non-cash stock-based
   compensation expense             680       597     1,273     1,165
  Changes in operating assets
   and liabilities; net of
   effects of business
   acquisitions:
        Receivables              (1,823)    1,433    (1,081)      698
        Inventory                  (261)     (364)     (499)     (916)
        Accounts payable            839       243     1,459    (1,798)
        Other assets and
         liabilities              1,430     3,636    (3,856)    2,262
                                --------  --------  --------  --------
Net cash provided by operating
 activities                      24,196    29,345    50,171    48,910

CASH FLOWS FROM INVESTING
 ACTIVITIES
Capital expenditures             (6,675)   (8,261)  (13,212)  (13,373)
Proceeds from sale of
 exchanges                            -     4,825         -     4,920
                               ---------  -------- ---------  --------
Net cash used in investing
 activities                      (6,675)   (3,436)  (13,212)   (8,453)

CASH FLOWS FROM FINANCING
 ACTIVITIES
Net change in revolving credit
 facility                        (4,000)  (13,000)  (19,000)  (37,000)
Proceeds from exercise of
 employee stock options              21       307        21       664
Shares reacquired                  (316)               (316)
Dividends paid                  (12,846)  (12,704)  (25,692)  (25,384)
                               ---------  --------  --------  --------
Net cash used in financing
 activities                     (17,141)  (25,397)  (44,987)  (61,720)
                               ---------  --------  --------  --------

Net (Decrease) Increase in
 Cash and Cash Equivalents          380       512    (8,028)  (21,263)
                                --------- --------  --------  --------
Cash and Cash Equivalents at
 Beginning of Period              5,205     5,007    13,613    26,782
                                --------  --------  --------  --------

Cash and Cash Equivalents at
 End of Period                 $  5,585  $  5,519  $  5,585  $  5,519
                                ========  ========  ======== =========

       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
        EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                             (Unaudited)
                            (in thousands)

                                  Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                  ------------------ -----------------
                                     2007     2006     2007     2006
                                  --------- -------- -------- --------

ADJUSTED EBITDA:
Net Income                         $ 6,574  $10,496  $17,047  $22,514
Income Tax Expense                   4,778    2,757   12,051    2,757
Interest Expense                     7,965    7,784   15,977   15,608
Depreciation and Amortization       12,230   11,889   24,258   23,568
Unrealized losses on financial
 derivatives                            49       52      273      102
Non-cash stock-based compensation
 expense (1)                           680      597    1,273    1,165
Extraordinary or unusual (gains)
 losses                                  -        -        -        -
Non-cash portion of RTFC Capital
 Allocation (2)                        (41)     (33)    (199)     (66)
Other non-cash losses (gains)            -        -        -        -
Loss (gain) on disposal of assets
 not in ordinary course                  -   (1,318)       -   (1,292)
Transaction costs                        -        -        -        -
                                  --------- -------- -------- --------
ADJUSTED EBITDA                    $32,235  $32,224  $70,680  $64,356
                                  ========= ======== ======== ========

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated
Statements of Operations.

    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

    CONTACT: Iowa Telecommunications Services, Inc.
             Media Contact:
             Julie White, 641-787-2040
             Director, Corporate Communications
             Julie.White@iowatelecom.com
             or
             Corporate Communications, Inc.
             Investor Relations Contacts:
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Craig Knock, 641-787-2089
             Chief Financial Officer